SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

      Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
            Filed by the Registrant |X|
            Filed by a Party other than the Registrant |_|


            Check the appropriate box:
            |_| Preliminary Proxy Statement   |_| Confidential, For Use of the
                                                  Commission Only (as permitted
                                                  by Rule 14a-6 (e) (2))

            |X| Definitive Proxy Statement
            |_| Definitive Additional Materials
            |_| Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12


                         Quest Diagnostics Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee  (Check the appropriate box):
   |X| No fee required.
   |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1) Title of each class of securities to which transaction applies.

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       (2) Aggregate number of securities to which transaction applies:

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       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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       (4)  Proposed maximum aggregate value of transaction:

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       (5)  Total fee paid:

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       |_| Fee paid previously with preliminary materials:

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       |_| Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)  Amount previously paid:

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

[QUEST DIAGNOSTICS LOGO]



                         Quest Diagnostics Incorporated
                               One Malcolm Avenue
                           Teterboro, New Jersey 07608
                                 (201) 393-5000

                                ---------------
                          NOTICE OF 1998 ANNUAL MEETING
                           To Be Held on May 12, 1998
                                ---------------

To the Stockholders of QUEST DIAGNOSTICS INCORPORATED:

     NOTICE IS HEREBY GIVEN that, pursuant to a call of its Board of Directors, the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Quest Diagnostics Incorporated (the "Company") will be held on Tuesday, May 12, 1998 at 10:00 A.M., local time, at 780 Third Avenue, New York, New York 10022, for the purpose of considering and voting upon the following matters:

   1. To elect two directors for a three year term.

   2. To consider and act upon the Stock Option Plan for Non-Employee
      Directors.

   3. To ratify the selection of Price Waterhouse LLP as the independent accountants to audit the financial statements of the Company for the year ending December 31, 1998.

   4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 16, 1998, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any and all adjournments thereof.


                                        By Order of the Board of Directors





                                        Leo C. Farrenkopf, Jr.
                                        Secretary

March 16, 1998




  ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. EACH PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE ANNUAL MEETING.

[QUEST DIAGNOSTICS LOGO]



                         Quest Diagnostics Incorporated
                               One Malcolm Avenue
                           Teterboro, New Jersey 07608
                                 (201) 393-5000
                                 ---------------
                                 PROXY STATEMENT
                                 ---------------
                  NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held on May 12, 1998
                                 ---------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Quest Diagnostics Incorporated (the "Company") of proxies for use at the 1998 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, May 12, 1998, and at any and all adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 20, 1998.

     Only holders of record of shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), and holders of record of shares of the Company's Voting Cumulative Preferred Stock, par value $1.00 per share ("Voting Preferred Stock"), at the close of business on March 16, 1998, are entitled to notice of the Annual Meeting and to vote on all matters presented to the Annual Meeting. On that date, there were issued, outstanding and entitled to vote 30,130,081 shares of Common Stock held by approximately 8,800 stockholders of record and 1,000 shares of Voting Preferred Stock, all of which shares are held by Corning Incorporated. Each share of Common Stock and Voting Preferred Stock is entitled to one vote, voting as one class. The Common Stock and Voting Preferred Stock are collectively referred to as the "Shares". A majority of the Shares issued and outstanding at March 16, 1998, constitutes a quorum for the transaction of business.

     All proxies on the enclosed card which are properly executed and returned to the Company will be voted as provided therein at the Annual Meeting and any and all adjournments thereof. Signed, unmarked proxies will be voted FOR the election of the Board's nominees (Proposal No. 1) , FOR approval of the Stock Option Plan for Non-Employee Directors (Proposal No. 2) and FOR ratification of the selection of Price Waterhouse LLP as the independent accountants to audit the financial statements of the Company for the year ending December 31, 1998 (Proposal No. 3). A stockholder executing and returning a proxy may revoke it at any time before it has been voted by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

     The affirmative vote of a majority of the Shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval of the proposals to be matters presented at the Annual Meeting, except for the election of directors, which requires a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Any proxy that is properly executed and returned to the Company and marked "abstain" as to any matter will, nevertheless, be counted in determining whether a quorum is present at the Annual Meeting. The number of shares abstaining on each proposal is counted and reported as a separate total. Broker non-votes are included in the determination of the number of stockholders present at the meeting for quorum purposes but are not counted in the tabulation of votes cast on proposals presented to stockholders.

     The Company's management does not know of any matters to be brought before the Annual Meeting other than Proposal Nos. 1, 2 and 3. The Company's By-Laws generally provide that no matters may be brought before any stockholder meeting by a stockholder unless the proponent is a stockholder as of the record date and the Company has received notice of the proposed matter, no later than 60 days before the date of the meeting (March 13, 1998), at its principal executive office. The Company has not received notice of a proposal from any stockholder.

     Officers and employees of the Company may solicit proxies by mail, telephone, facsimile transmission or telegraph, or in person, for which they will receive no special compensation. The Company will bear all expenses for the preparation, printing and use of the Company's proxy materials. In addition, the Company has retained Georgeson & Company, Inc. (the "Proxy Solicitor") to assist in the solicitation for a fee of $12,000 and reimbursement of its reasonable out-of-pocket expenses. No portion of the Proxy Solicitor's fee is dependent on the number of Shares (as hereinbefore defined) voting in favor of (as opposed to those voting against or abstaining) any matter being submitted for approval at the Annual Meeting. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners of the Common Stock, and to obtain authorizations for the execution of proxies. The Company will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.


     The Company's 1997 Annual Report to Stockholders is being distributed to stockholders herewith but is not deemed a part of the materials for the solicitation of proxies.


                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than twelve directors, the exact number to be determined from time to time by resolution of the Board of Directors. The Board presently consists of seven directors, although as of the date of the Annual Meeting, there will be six directors. The Restated Certificate of Incorporation further provides for three classes of directors having staggered terms of office, each class consisting so far as possible of one-third of the number of directors required at the time to constitute a full Board. If the number of directors may not be evenly divided into thirds, the Board of Directors shall determine which class or classes shall have one extra director.


     At the Annual Meeting, two directors will be elected to hold office until the 2001 annual meeting of stockholders and until their respective successors shall have been duly elected and qualified. Dr. David A. Duke, currently a member of the Board of Directors who serves on the Audit and Finance Committee and the Compliance Committee, has declined to stand for re-election at the Annual Meeting. Dr. Duke, who is retired, has indicated that he intends to devote himself full-time to religious and charitable activities. The Board appreciates Dr. Duke's prior service to the Company and accepts his decision with regret. In order to effect symmetry of all director classes, Ms. Mary A. Cirillo, whose current term of office would expire at the 1999 meeting, will resign as of the Annual Meeting as a member of the class of 1999 and will stand for re-election at this Annual Meeting for a full three year term expiring in 2001.


     The following tables identify the two persons nominated for election to the Board of Directors at the Annual Meeting and the four members of the Board of Directors whose terms will expire subsequent to the Annual Meeting. Each of the nominees currently is a member of the Board of Directors and has consented to serve if elected. It is intended that the accompanying form of proxy, unless otherwise specified, will be voted for the election of such two nominees. Certain information concerning each of the nominees and continuing directors and their business experience during the past five years is provided following the tables.


     It is the intention of the persons named on the accompanying proxy card to vote for the election of the nominees unless a stockholder has withheld such authority. Management has no reason to believe that any nominee will not be available to serve his or her prescribed term. However, the persons named on the proxy card will have the discretionary authority to vote for substitutes if any nominee is unable or unwilling to serve.


     Directors will be elected by the plurality vote of the holders of Shares entitled to vote at the Annual Meeting and present in person or by proxy.


             Nominees for Terms Expiring at the 2001 Annual Meeting


                               Position with
Name                            the Company              Age
----                          --------------             ---
Kenneth D. Brody                  Director                54
Mary A. Cirillo                   Director                50

    Members of the Board Continuing in Office with Terms Expiring at the 1999
                                 Annual Meeting


                               Position with
Name                            the Company              Age
----                           --------------            ---
Van C. Campbell                   Director               59
Dan C. Stanzione                  Director               52

    Members of the Board Continuing in Office with Terms Expiring at the 2000
                                 Annual Meeting


                                    Position with
Name                                 the Company                    Age
----                                --------------                  ---
Kenneth W. Freeman            Chairman of the Board,
                         Chief Executive Officer and Director       47
Gail R. Wilensky                       Director                     54

     Kenneth D. Brody is the founding partner of Winslow Partners LLC, a Washington, D.C. private investment firm. From 1993 to early 1996, he was the chairman and president of the Export-Import Bank of the United States, a position to which he was appointed by President Clinton. From 1971 to 1991, Mr. Brody was with Goldman, Sachs & Co., where he was a partner and member of the management committee. Mr. Brody has been a director of the Company since January 1997.


     Van C. Campbell is Vice Chairman of Corning Incorporated ("Corning"), which he joined in 1965. He was elected assistant treasurer in 1971, treasurer in 1972, a vice president in 1973, financial vice president in 1975 and senior vice president for finance in 1980. He became general manager of the Consumer Products Division in 1981. Mr. Campbell was elected vice chairman and a director in 1983 and during 1995 was appointed to the additional position of chairman of Corning Life Sciences Inc. He is a director of Armstrong World Industries, Inc., Corning, Covance Inc. and General Signal Corporation. Mr. Campbell has been a director of the Company since January 1991.


     Mary A. Cirillo is Executive Vice President and Managing Director of Bankers Trust Company, which she joined in 1997. From 1977 to 1997, she was with Citibank, N.A., most recently serving as Senior Vice President. From April 1994 until she joined Bankers Trust Company, Ms. Cirillo was responsible for Citibank's Global Relationship Banking Operations and Technology Group, which supports the infrastructure and information technology needs of the North America, Europe and Japan global markets. Ms. Cirillo previously served as the Senior Corporate Officer for Citicorp's Business Evaluation and Corporate Re-engineering Unit. Ms. Cirillo was elected a director of the Company on April 18, 1997.


     Kenneth W. Freeman is Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Freeman joined the Company in May 1995 as President and Chief Executive Officer, was elected a director in July 1995 and was elected Chairman of the Board in December 1996. Prior to 1995, he served in a variety of key financial and managerial positions at Corning, which he joined in 1972. He was elected controller and a vice president of Corning in 1985, senior vice president in 1987, and general manager of the Science Products Division in 1989. He was appointed president and chief executive officer of Corning Asahi Video Products Company in 1990. In 1993, he was elected executive vice president of Corning.


     Dan C. Stanzione is Chief Operating Officer of Lucent Technologies, the Murray Hill, NJ-based maker of telecommunications equipment, and President of its Bell Laboratories unit. Dr. Stanzione began his career in 1972 with Bell Labs, where he led the teams working on the first microprocessors and digital signal processors. He was appointed president of Network Systems, Lucent's largest business unit, in 1996 and was appointed Chief Operating Officer of Lucent in 1997. Dr. Stanzione has been a director of the Company since January 1997.


     Gail R. Wilensky is the John M. Olin Senior Fellow at Project HOPE, an international non-profit health foundation, which she joined in 1993. She is currently the chair of the Medicare Payment Advisory Commission which advises Congress on physician payment and other Medicare issues. In 1992 and 1993, Dr. Wilensky served as a deputy assistant to the President for policy development relating to health and welfare issues. From 1990 to 1992, she was the administrator of the Health Care Financing Administration where she directed the Medicare and Medicaid programs. Dr. Wilensky is a director of Advanced Tissue Sciences Inc., Neopath Inc., Pharmerica, Inc., St. Jude Medical Corp., SMS Corporation, Syncor Corporation and United Healthcare Corporation. Dr. Wilensky has been a director of the Company since January 1997.


Committees of the Board of Directors
     The Board of Directors has four standing committees: an Audit and Finance Committee, a Compensation and Nominating Committee ("Compensation Committee"), a Compliance Committee and an Executive Committee. The Audit and Finance Committee, now composed of Mr. Campbell, Dr. Duke and Dr. Stanzione, examines and considers matters relating to the financial affairs of the Company, including reviewing the Company's annual financial statements, the scope of independent and internal audits and the auditors' letters to management concerning the effectiveness of the Company's internal financial and accounting controls. The Compensation Committee, composed of Mr. Brody, Ms. Cirillo and Dr. Stanzione, makes recommendations to the Board with respect to programs for human resource development and management organization and succession, and makes recommendations to the Board with respect to compensation matters and policies and employee benefit and incentive plans, including the Company's stock option and equity based plans. The Compliance Committee, composed of Dr. Duke and Dr. Wilensky, oversees the Company's compliance program, which is administered by management's compliance council. The council prepares for review and action by the Compliance Committee reports on such matters as audits and investigations. Mr. Campbell is expected to replace Dr. Duke as a member of the Compliance Committee upon Dr. Duke's resignation. The Execu-tive Committee, composed of Messrs. Brody, Campbell and Freeman, has and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company except with respect to certain major corporate matters, such as mergers, the election of directors, the amendment of the Company's certificate of incorporation and by-laws, incurring indebtedness in excess of $10 million and such matters as are delegated to other committees of the Board of Directors.

Information Regarding the Board of Directors
     During 1997, there were six meetings of the Board of Directors, five meetings of the Audit and Finance Committee, four meetings of the Compensation Committee, five meetings of the Compliance Committee and three meetings of the Executive Committee. During the year, each director attended at least 75% of the meetings held by the Board of Directors and each committee thereof of which he or she was a member.

     During 1997, each director of the Company, other than a director who was an employee of the Company, received $18,000 annually for service as a director and was paid $1,000 for each meeting of the Board and $500 for each meeting of any committee thereof which he or she attended. In addition, directors serving as committee chairs receive an additional annual retainer of $1,500. On January 13, 1998, the Executive Committee of the Board of Directors approved modifications to the cash portion of the directors' compensation. Commencing as of January 1, 1998, each non-employee director's cash compensation has been increased to an annual sum of $26,000, payable in quarterly installments of $6,500, and no additional fees will be paid for attendance at a meeting. However, directors who serve as committee chairs will receive an additional annual sum of $1,500 payable in quarterly installments of $375.

     Under the Company's deferred compensation plan for directors, each director may elect to defer, until a date specified by him or her, receipt of all or a portion of his or her cash compensation. Such plan provides that amounts deferred may be allocated to (i) a cash account upon which amounts deferred may earn interest, compounded quarterly, at the base rate of Citibank, N.A. in effect on certain specified dates, (ii) a market value account, the value of which will be based upon the market value of the Company's Common Stock from time to time, or (iii) a combination of such accounts. All non-employee directors are eligible to participate in the plan. As of January 31, 1998, two directors had elected to defer compensation pursuant to the plan.

     The directors also currently participate in the Company's restricted stock plan for non-employee directors, which as described under Proposal No. 2, will be terminated on May 12, 1998, subject to receiving shareholder approval of the stock option plan for non-employee directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR.


                                 PROPOSAL NO. 2
                 APPROVAL OF THE QUEST DIAGNOSTICS INCORPORATED
                 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     On January 13, 1998, the Executive Committee of the Board of Directors adopted, subject to approval by the stockholders of the Company at the Annual Meeting, the Quest Diagnostics Incorporated Stock Option Plan for Non-Employee Directors (the "Director Option Plan"). The Director Option Plan authorizes the annual grant to each non-employee director of non-qualified stock options to acquire 9,000 shares of the Company's Common Stock. In addition, a director may elect to receive his or her annual retainer in options in lieu of cash. The aggregate number of shares of Common Stock which may be issued pursuant to the exercise of options granted under the Director Option Plan may not exceed 500,000 shares (subject to adjustments in certain circumstances). Grants were made on January 13, 1998 subject to receiving shareholder approval of the Director Option Plan, and will be automatically made on the date of the Annual Meeting of Shareholders of each year, commencing in 1999. The exercise price of all stock options issued under the Director Option Plan is the fair market value of the Company's Common Stock on the date of grant. The market value of the Company's Common Stock was $16.00 per share on March 13, 1998.

     Under the Company's restricted stock plan for non-employee directors, in 1997 the Company issued to each non-employee elected as a director 750 shares of the Company's Common Stock for each year specified in the term of service for which such director was elected, subject to forfeiture and restrictions on transfer, and an additional 5,000 shares upon such director's initial election as a director, subject to forfeiture and restrictions on transfer. The grant of 750 shares per year (or 2,250 shares for a full three year term) was scheduled to vest on the date that the director's current term expires. The grant of 5,000 shares was scheduled to vest in three installments, one-third on the date he or she completes three years as a director, one-third on the date that he or she completes six years as a director, and one-third on the date that he or she completes nine years as a director. On January 13, 1998, the Executive Committee of the Board of Directors approved the termination of the restricted stock plan for non-employee directors in favor of the Director Option Plan. Subject to approval of the Director Option Plan by the stockholders of the Company, each non-employee director will forfeit as of May 12, 1998 all but 1,306 shares under the restricted stock plan. The 1,306 shares represent the sum of 750 shares plus 1/9 of the 5,000 share grant, such sum allocable to one year of service.

     The Director Option Plan is intended to serve as a long-term incentive component of the compensation paid to directors, providing a feature that the Board of Directors believes is competitive with that offered by other public companies to their directors. In that regard, it is the purpose of the Director Option Plan to encourage persons to become and remain directors of the Company by affording them a greater proprietary interest in the Company's success through stock ownership than they had under the restricted stock plan for non-employee directors.

     A general description of the Director Option Plan follows. The summary of the Director Option Plan included herein is qualified in its entirety by reference to the full text of the Director Option Plan, a copy of which is attached hereto as Exhibit A.

Administration
     The Board of Directors, or a committee established by the Board of Directors, is authorized to establish regulations for the administration of the Director Option Plan, interpret the Director Option Plan and to make such determinations and take such other action as it deems necessary or advisable for the administration of the Director Option Plan.

Option Term
     Generally, options granted under the Director Option Plan shall have a term of ten years from the date of grant. Annual option grants shall become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. Options elected in lieu of cash shall become exercisable immediately. A participant may exercise his or her option up to the tenth anniversary of the date of grant whether or not he or she ceases to be a director.

Exercise of Options
     The exercise price for Common Stock purchased pursuant to an option granted under the Director Option Plan is required to be paid in cash at the time of exercise. However, the Plan administrator may authorize the payment of the option price through (i) the delivery of shares of Common Stock of the Company already owned by the participant and having a fair market value on the date of such delivery equal to the option price; (ii) the delivery of a combination of cash and Common Stock having a total fair market value on the date of such delivery equal to the option price; or (iii) by delivery of a notice of cancellation of options held by the participant having a spread equal to the option price for the number of shares being exercised. For purposes of
(iii) above, "spread" means the difference between the fair market value of the Common Stock on the date of exercise and the option price multiplied by the number of shares covered by the options being canceled.

Restrictions on Transfer
     Options granted under the Director Option Plan are not transferable except by will or by the laws of descent and distribution. On the death of a participant, prior to the expiration of the option period, the participant's legal representative or heirs may exercise the option.


Adjustments
     In the event of any change in the Common Stock as a result of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting the Common Stock, the number and kind of shares which thereafter may be optioned and sold under the Director Option Plan and the number and kind of shares subject to option in outstanding option agreements and the option price per share thereof will be appropriately adjusted consistent with such change as the Plan Administrator may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, participants.

Options Granted Subject to Stockholder Approval of the Director Option Plan
     Options to acquire 9,000 shares of Common Stock were granted on January 13, 1998 to each of five non-employee directors (Messrs. Brody and Campbell, Ms. Cirillo and Drs. Stanzione and Wilensky), subject to stockholder approval of the Director Option Plan, at $16.06 per share which was the fair market value of the Common Stock on January 13, 1998. The actual value of the options is not determinable, however, the Company estimates fair value to each director at approximately $74,000. Fair value was determined using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0.0%; expected volatility of 55.0%; risk free interest rate of 6.3%; and an expected holding period of five years. The actual value of annual grants will vary from year to year.

Amendments
     The Board of Directors has the right to amend, suspend, or terminate the Director Option Plan at any time; provided, however, that no such action shall affect or in any way impair the rights of a recipient under any option theretofore granted under the Director Option Plan; and provided, further, that unless approved by a majority of the outstanding shares of Common Stock of the Company entitled to vote thereon (and except with respect to adjustments as discussed in the subsection titled "Adjustments" above), no amendment or change shall be made in the Director Option Plan (i) increasing the total number of shares which may be issued or transferred; (ii) changing the option price hereinbefore specified for the shares subject to options; (iii) changing the maximum period during which options may be exercised; (iv) extending the period during which options may be granted under the Director Option Plan; or (v) expanding the class of individuals eligible to receive options under the Director Option Plan.

Federal Income Tax Consequences
     Only non-qualified stock options may be granted under the Director Option Plan. Under the general principles of the present law, no taxable income is recognized by the optionee, and no deduction is allowed to the Company upon the grant of a non-qualified option. An optionee who exercises a non-qualified option granted under the Director Option Plan will recognize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. The Company will be entitled to a corresponding deduction from income. The optionee's basis in such shares will be increased by the amount taxable as compensation, and the optionee will recognize a capital gain or loss upon the subsequent disposition of the shares.

Vote Required
     The affirmative vote of the holders of a majority of the Shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval of the Director Option Plan, provided that the total votes cast on the proposal represent over 50% of all Shares issued and outstanding at the record date.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.


                                 PROPOSAL NO. 3
              RATIFICATION OF APPOINTMENT OF PRICE WATERHOUSE LLP

     The Board of Directors recommends the ratification of its selection of Price Waterhouse LLP as the independent accountants to audit the financial statements of the Company for its current fiscal year, which ends December 31, 1998. Price Waterhouse LLP has served as the Company's independent accountants since 1982. Should the selection of Price Waterhouse LLP by the Board of Directors not be ratified, the Board will consider the selection of a different firm to serve as independent accountants of the Company.

     It is expected that representatives of Price Waterhouse LLP will attend the Annual Meeting, will have the opportunity to make a statement if they elect to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF APPOINTMENT OF PRICE WATERHOUSE LLP.


                                 OTHER MATTERS

     As of the date hereof, the Board does not know of any matter which will come before the meeting other than the business specified in the foregoing notice of meeting. If any other matter is presented at the meeting or any adjournment thereof, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment. The Company's By-Laws generally provide that no matters may be brought before any stockholder meeting by a stockholder unless the proponent is a stockholder as of the record date and the Company has received notice of the proposed matter, no later than 60 days before the date of the meeting, at its principal executive office at One Malcolm Avenue, Teterboro, NJ 07608. The Company has not received notice of any such proposal.

                            EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table shows the compensation for the past three years of the Chief Executive Officer and each of the Company's other four most highly compensated executive officers (the "named executive officers").

                          Summary Compensation Table



                                                                                                Long-Term Compensation
                                                                                ----------------------------------------------------
                                        Annual Compensation                              Awards
                          ---------------------------------------------------   -------------------------
                                                                                Restricted    Securities
Name and                                                       Other Annual       Stock       Underlying    LTIP      All Other
Principal Position          Year       Salary    Bonus (1)   Compensation (2)   Awards (3)    Options (4)  Payouts  Compensation (5)
--------------------------  ----     --------    ---------   ----------------   ----------    -----------  -------  ----------------
Kenneth W. Freeman,         1997     $500,000    $187,485        $ 65,455       $  145,002      137,000      $0       $320,474
Chairman of the Board and   1996      379,167     153,500         154,767        1,412,283(6)         0       0        104,210
Chief Executive Officer     1995      316,667     249,918           7,200          326,926       87,000       0         14,057

Douglas M. VanOort,         1997     $325,000    $115,913        $      0       $   60,325       57,000      $0       $ 65,677
Senior Vice President-      1996      282,050     204,600          18,495          419,375            0       0         35,252
Operations                  1995      251,912      56,754           7,200           98,626       60,000       0          4,620

Gregory C. Critchfield,     1997     $316,260    $ 57,178        $ 62,118       $   44,450       42,000      $0       $161,387
Senior Vice President       1996      300,847     155,000          40,909                0        2,000       0        190,462
and Chief Medical and       1995(7)    70,000     122,920               0                0        3,000       0          2,370
Science Officer

James D. Chambers,          1997     $226,160    $105,411        $      0       $   32,290       30,500      $0       $ 19,630
Senior Vice President-      1996      194,446     144,750           1,800          104,844            0       0         19,083
Marketing and Business      1995      179,495      14,400               0           63,500       16,500       0         18,910
Development

Robert A. Carothers,        1997     $250,000    $ 91,129        $      0       $   32,290       30,500      $0       $  7,013
Vice President and          1996      197,548     156,451           1,800          104,844            0       0         67,226
Chief Financial Officer     1995      173,000      68,337               0                0       16,500       0          8,561

(1) Bonus includes payment of 1997 Management Incentive Plan award, plus performance shares earned based on 1997 performance which vested in February 1998, based on a per share price of $15.875 on the grant date. Messrs. Freeman, VanOort, Critchfield, Chambers and Carothers vested in 4,566, 1,900, 1,400, 1,016 and 1,016 performance shares, respectively. At December 31, 1997, based on a per share price of $16.875, such shares had a value of $77,051, $32,063, $23,625, $17,145 and $17,145, respectively.

(2) Other Annual Compensation for 1997 reports tax gross-up payments on loans to Mr. Freeman and Dr. Critchfield discussed in footnote 5 below. Other Annual Compensation for 1995 and 1996 includes dividends on shares of restricted stock of Corning granted but not earned within one year from date of grant, automobile allowances and tax gross-up payments. Certain amounts previously reported as 1995 and 1996 All Other Compensation have been reclassified as Other Annual Compensation to conform with 1997 presentation.

(3) 1997 values represent the Company's performance shares subject to forfeiture and transfer restriction, based on a per share price of $15.875 on the grant date of 9,134, 3,800, 2,800, 2,034 and 2,034 shares, respectively, for Messrs. Freeman, VanOort, Critchfield, Chambers and Carothers. At December 31, 1997, based on a per share price of $16.875, such shares had a value of $154,136, $64,125, $47,250, $34,324 and
    $34,324, respectively. The shares will vest in two equal annual installments beginning February 1999. 1996 and 1995 values represent awards of shares of Corning common stock.

(4) 1995 grants reflect Corning options which have since been converted to Company options, as described in footnote 2 to the Options/SAR Grants in 1997 table below.

(5) Includes $80,000 forgiven principal on a $400,000 interest-free loan ($320,000 balance remaining at December 31, 1997) made by the Company to Mr. Freeman and $50,000 forgiven principal on a $100,000 interest-free loan ($0 balance remaining at December 31, 1997) made by the Company to Dr. Critchfield, together with imputed interest thereon, which loans were made to assist Mr. Freeman and Dr. Critchfield in relocating to the New Jersey area. A $150,000 interest-free loan ($150,000 balance remaining at December 31, 1997) has been made by the Company to Mr. Chambers to assist him in relocating to the New Jersey area. Includes relocation assistance payments in the following amounts: $219,316 for Mr. Freeman, $79,167 for Dr. Critchfield, $16,740 for Mr. VanOort and $133 for Mr. Carothers. Includes $654, $4,250 and $12,750 below market interest for Mr. Freeman, Dr. Critchfield and Mr. Chambers, respectively, attributable to interest free loans made by the Company. Includes $6,808, $5,106, $6,803 and $6,880 contributed to the Company's Profit Sharing Plan (as defined below) for 1997 for Messrs. Freeman, VanOort, Chambers and Carothers, respectively. Includes payments of $13,696 and $2,185 to Messrs. Freeman and VanOort, respectively, consistent with the Transferee Supplemental Plan (defined below). Includes $27,970 deferred compensation for Dr. Critchfield. Includes $16,740 mortgage adjustment payment for Mr. VanOort. Certain values previously reported as 1995 and 1996 All Other Compensation have been reclassified as Other Annual Compensation to conform with 1997 presentation.

(6) Following the spin-off of the Company from Corning, Mr. Freeman, as required by his 1996 employment agreement, was granted 53, 882 restricted shares of the Company in lieu of certain restricted shares of Corning that were forfeited at the spin-off. Such shares vest in five equal annual installments and had a value of $804,189 when granted. At December 31, 1997, the vested shares were valued at $181,852 and the unvested shares were valued at $727,414, based on a per share price of $16.875.

(7) Dr. Critchfield commenced employment with the Company in October 1995.

     Option Grants. The following table sets forth certain information regarding options granted in 1997 to the named executive officers pursuant to stock option plans excluding options that were granted effective immediately following the spin-off of the Company from Corning (which occurred on December 31, 1996) to replace Corning stock options that were terminated as of the spin-off.


                        Options/SAR Grants in 1997 (1)

                                                                                             Potential Realizable Value at
                                                                                            Assumed Annual Ratings of Stock
                                            Individual Grants (2)(3)                     Price Appreciation for Option Term (4)
                           -----------------------------------------------------------   --------------------------------------
                             Number of       % of Total
                            Securities         Options
                            Underlying         Granted
                              Options       to Employees      Exercise     Expiration     Gain at       Gain at       Gain at
Name                          Granted      in Fiscal Year       Price         Date         0%(5)          5%            10%
----                          -------      --------------       -----         ----         -----          --            ---
Kenneth W. Freeman            137,000           11.3%         $ 16.45     1/20/2007         $0       $1,417,308     $3,591,738
Douglas M. Van Oort            57,000            4.7%         $ 16.45     1/20/2007          0          589,683      1,494,373
Gregory C. Critchfield         42,000            3.5%         $ 16.45     1/20/2007          0          434,503      1,101,117
James D. Chambers              30,500            2.5%         $ 16.45     1/20/2007          0          315,532        799,620
Robert A. Carothers            30,500            2.5%         $ 16.45     1/20/2007          0          315,532        799,620

(1) No SARs were granted. Excludes Company options granted in lieu of canceled Corning options described in footnote 2.

(2) Effective as of December 31, 1996, when the spin-off (the "Spin-Off Distribution") of the Company from Corning was completed, Corning canceled the options to purchase common stock of Corning that had been granted in December 1995 to Messrs. Freeman, Van Oort, Chambers and Carothers. Effective immediately following the Spin-Off Distribution, options to purchase an aggregate of 350,854 shares of the Company's Common Stock ("Substitute Options") for an exercise price of $10.51 per share were issued under the Company's Stock Option Plan (as defined below) to the named executive officers in substitution for two-thirds of such canceled Corning options (options to acquire 172,454, 118,934, 29,733 and 29,733 shares of the Company's Common Stock were issued to Messrs. Freeman, Van Oort, Chambers and Carothers, respectively). The exercise prices and the number of shares of the Company's Common Stock subject to Substitute Options were determined as of the time of the Spin-Off Distribution so as to preserve the investment basis and intrinsic gain associated with the canceled Corning options. Generally, the expiration dates and the dates on which Substitute Options are exercisable are identical to those under the corresponding Corning options at the time of the Spin-Off Distribution. The Substitute Options also provide that an additional option may be granted when the optionee uses shares of the Company's Common Stock to pay the purchase price of an option. The additional option will be exercisable for the number of shares tendered in payment of the option price, will be exercisable at the then fair market value of the Company's Common Stock, will become exercisable only after the lapse of twelve months and will expire on the expiration date of the original option.

(3) The Options vest in three equal annual installments beginning on January 20, 1998. The Options provide that an additional option may be granted when the optionee uses shares of the Company's Common Stock to pay the purchase price of an option. The additional option will be exercisable for the number of shares tendered in payment of the option price, will be exercisable at the then fair market value of the Company's Common Stock, will become exercisable only after the lapse of twelve months and will expire on the expiration date of the original option.

(4) The dollar amounts set forth under these columns are the result of calculations at 0% and at the 5% and 10% rates established by the Commission and therefore are not intended to forecast future appreciation of the Company's Common Stock.

(5) A gain to the optionee is not possible without an appreciation in stock price, an event which will also benefit all stockholders. If the stock price does not appreciate, the optionee will realize no benefit.


     Option Exercises and Fiscal Year-End Values. The following table sets forth certain information regarding the number of shares of the Company's Common Stock covered by both exercisable and unexercisable stock options as of December 31, 1997, for the named executive officers. No options were exercised by any of the named executive officers during 1997.


                   Aggregated Option/SAR Exercises in 1997 and
                       1997 Year-End Option/SAR Values (1)


                                                             Number of Securities              Value of Unexercised
                                                            Underlying Unexercised             In-the-Money Options
                                                              Options at Year End                At Year End (2)
                                                        -------------------------------   ------------------------------
                               Shares
                              Acquired        Value
Name                        on Exercise     Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
----                        -----------     --------     -----------     -------------     -----------     -------------
Kenneth W. Freeman              0              0             0              309,454            0           $1,155,895
Douglas M. VanOort              0              0             0              175,934            0              781,240
Gregory C. Critchfield          0              0             0               42,000            0               17,850
James D. Chambers               0              0             0               60,233            0              202,213
Robert A. Carothers             0              0             0               60,233            0              202,213

(1) There are no SARs outstanding. This table does not reflect the value of any options to acquire common stock of Corning that remain outstanding.

(2) Based on a price of $16.875 per share.

     Variable Compensation. The Company maintains a variable compensation plan (the "Management Incentive Plan"), an annual incentive cash compensation plan for approximately 950 supervisory, management and executive employees. The terms of the Management Incentive Plan are as follows.

     The performance-based annual cash incentive awards payable under the Management Incentive Plan are grounded in financial goals such as net income, cash flow, operating margin, return on equity, or earnings per share, or a combination thereof, and quantifiable non-financial goals. Each participant is assigned a target award, as a percentage of base salary in effect at the end of the performance year for which the target is set, payable if the target is achieved. Actual results are compared to the scale of targets with each gradation of desired result corresponding to a percentage, which are multiplied by the employee's assigned target award. If the actual result is below target, awards are to be less than target, down to a point below which no awards are earned. If the desired result is above target, awards are greater than target, up to a stated maximum award. The maximum award assigned to the Chief Executive Officer may not exceed 200% of base salary in effect on the date the Compensation Committee sets the target for the performance year. The Compensation Committee retains the right to reduce any award if it believes individual performance does not warrant the award calculated by reference to the result.

     Employees Equity Participation Program. Effective January 1, 1997, the Company adopted the Employees Equity Participation Program (the "Program") consisting of two plans: (a) a stock option plan (the "Company Stock Option Plan") and (b) an incentive stock plan (the "Company Incentive Stock Plan"). The Program is designed to provide a flexible mechanism to permit key employees of the Company and of any subsidiary to obtain significant equity ownership in the Company, thereby increasing their proprietary interest in the growth and success of the Company.

     The Program, which is administered by the Compensation Committee, provides for the grant to eligible employees of either non-qualified or "incentive stock" options, or both, to purchase shares of the Company's Common Stock at no less than fair market value on the date of grant. The Compensation Committee may also provide that options may not be exercised in whole or in part for any period or periods of time; provided, however, that (except in the case of a change in control) no option will be exercisable until at least twelve months from the date of grant. All options shall expire not more than ten years from the date of grant. Options will not be assignable or transferable except for limited circumstances on death. During the lifetime of the employee an option may be exercised only by the employee. The option price is payable upon exercise. The optionee may pay the option price in cash or with shares of the Company's Common Stock owned by the optionee. The optionee will have no rights as a stockholder with respect to the shares subject to option until shares are issued upon exercise of the option. The Board of Directors may grant options pursuant to which an optionee who uses shares of the Company's Common Stock to pay the purchase price of an option will receive automatically on the date of exercise an additional option to purchase shares of the Company's Common Stock. Such additional option will cover the number of shares tendered in payment of the option price, will be exercisable at the then fair market value of the Company's Common Stock, will become exercisable only after the lapse of twelve months and will expire no later than the expiration date of the original option.

     The Program also authorizes the Board of Directors to award to eligible employees shares, or the right to receive shares, of the Company's Common Stock, the equivalent value in cash or a combination thereof (as determined by the Board of Directors). The Compensation Committee shall determine the number of shares which are to be awarded to individual employees and the number of rights covering shares to be issued upon attainment of predetermined performance objectives for specified periods. The shares awarded directly to individual employees may be made subject to certain restrictions prohibiting sale or other disposition and may be made subject to forfeiture in certain events. Shares may be issued to recognize past performance either generally or upon attainment of specific objectives. Shares issuable for performance (based upon specific predetermined objectives) will be payable only to the extent that the Compensation Committee determines that an eligible employee has met such objectives and will be valued as of the date of such determination. Upon issuance, such shares may (but need not) be made subject to the possibility of forfeiture or certain restrictions on transfer.

     Key executive, managerial and technical employees (including officers and employees who are directors) of the Company and of any subsidiary are eligible to participate in the Program and the plans thereunder. The selection of employees eligible to participate in any plan under the Program is within the discretion of the Board of Directors. At January 31, 1998, approximately 192 employees participated in the plans under the Program.

     Under the Program, the maximum number of shares of the Company's Common Stock which may be optioned or granted to eligible employees is 3,000,000. Shares from expired or terminated options under the Company Stock Option Plan will be available again for option grant under the Program. Shares which are issued but not earned, or which are forfeited under the Company Incentive Stock Plan, will be available again for issuance under the Program. In addition, certain options issued in substitution for options issued by Corning Incorporated or a prior employer do not count against the three million share limit. At January 31, 1998, there were outstanding under the Stock Option Plan options to acquire an aggregate of 2,238,800 shares of Common Stock (excluding options to acquire 725,497 shares that were issued in substitution for options issued by Corning, which options do not count against the three million share limit) and 393,972 shares of Common Stock issued under the Incentive Stock Plan. The Program provides for appropriate adjustments in the aggregate number of shares subject to the Pro-gram and in the number of shares and the price per share, or either, of outstanding options in the case of changes in the capital stock of the Company resulting from any recapitalization, stock or unusual cash dividend, stock distribution, stock split or any other increase or decrease effected without receipt of consideration by the Company, or a merger or consolidation in which the Company is the surviving corporation.


     The Program has a term ending on December 31, 2001, after which no shares may be optioned or awarded and no rights to receive shares may be granted after the expiration of the Program. The Board is authorized to terminate or amend the Program, except that it may not increase the number of shares available thereunder, decrease the price at which options may be granted, change the class of employees eligible to participate, or extend the term of the Program or options granted thereunder without the approval of the holders of a majority of the outstanding shares of the Company's Common Stock.


     Pension Plans. None of the executive officers of the Company is currently an active participant in a qualified defined benefit plan of the Company.


     Prior to June 1, 1995, Mr. Freeman was eligible, and prior to January 1, 1995, Messrs. Chambers and VanOort were eligible, to participate in, and accrue benefits under, Corning's Salaried Pension Plan (the "Corning Salaried Pension Plan"), a defined benefit plan, contributions to which are determined by Corning's actuaries and are not made on an individual basis. Benefits paid under this plan are based upon career earnings (regular salary and cash awards paid under Corning's variable compensation plans) and years of credited service. The Corning Salaried Pension Plan provides that salaried employees of Corning who retire on or after December 31, 1996 will receive pension benefits equal to 1% of the first $27,000 of average earnings for the highest five consecutive years in the ten years immediately prior to 1997 plus 1.5% of such average earnings in excess of $27,000 for all years of credited service prior to 1997, and 1.5% of annual earnings up to the social security wage base and 2% of annual earnings in excess of such base for 1997 and each year of credited service thereafter. Salaried employees may contribute to the Corning Salaried Pension Plan 2% of their annual earnings up to the social security wage base. Such employees will receive for each year of credited service after December 31, 1990, an additional amount of pension benefit reflecting the value of the increased voluntary contribution.


     Corning maintains a non-qualified Executive Supplemental Pension Plan (the "Executive Supplemental Plan") pursuant to which it will pay to certain executives amounts approximately equal to the difference between the benefits provided for under the Corning Salaried Pension Plan and benefits which would have been payable thereunder but for the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").


     Effective as of January 1, 1997, the Company adopted a transferee supplemental pension plan (the "Transferee Supplemental Plan"), a nonqualified, unfunded defined benefit plan for the benefit of key employees and executive officers of the Company who are former employees of Corning, including Messrs. Freeman, VanOort and Chambers. The Transferee Supplemental Plan is intended to provide benefits approximately equal to the difference between the benefits provided for under the Corning Salaried Pension Plan and the Executive Supplemental Plan and the benefits which would have been payable thereunder but for the termination of employment with Corning of such employees.


     Maximum annual benefits calculated under the straight life annuity option form of pension payable to participants at age 65, the normal retirement age specified in the Corning Salaried Pension Plan, are illustrated in the table set forth below. The table below does not reflect any limitations on benefits imposed by ERISA. It is estimated that Messrs. Freeman, VanOort and Chambers, who have 26, 16 and 12 years of credited service, respectively, would receive each year if they worked to age 65, the normal retirement age specified in the Corning Salaried Pension Plan, $293,814, $207,993 and $125,485, respectively, under the Corning Salaried Pension Plan, the Executive Supplemental Plan and the Transferee Supplemental Plan.

                                              Years of Service
                 ---------------------------------------------------------------------------
 Average Final
 Compensation        15           20           25           30           35           40
--------------   ----------   ----------   ----------   ----------   ----------   ----------
$ 100,000          20,500       27,300       34,100       41,000       47,800       55,300
  200,000          43,000       57,300       71,600       86,000      100,300      115,300
  300,000          65,500       87,300      109,100      131,000      152,800      175,300
  400,000          88,000      117,300      146,600      176,000      205,300      235,300
  500,000         110,500      147,300      184,100      221,000      257,800      295,300
  600,000         133,000      177,300      221,600      266,000      310,300      355,300
  700,000         155,500      207,300      259,100      311,000      362,800      415,300
  800,000         178,000      237,300      296,600      356,000      415,300      475,300
  900,000         200,500      267,300      334,100      401,000      467,800      535,300
1,000,000         223,000      297,300      371,600      446,000      520,300      595,300
1,100,000         245,500      327,300      409,100      491,000      572,800      655,300
1,200,000         268,000      357,300      446,600      536,000      625,300      715,300

     Profit Sharing Plan. Most of the employees of the Company and its subsidiaries have been eligible to participate in a tax-qualified, defined contribution plan known as the Profit Sharing Plan (the "Company Profit Sharing Plan"), which provides for investment of employee contributions, including tax-deferred contributions under Section 401(k) of the Code, and matching contributions made by the Company, in several investment funds. Effective as of January 1, 1997, the Company's Common Stock was added as an investment fund. Currently, the Company matches employee contributions up to an aggregate of 4.3% of eligible compensation, of which 2.3% is automatically invested in the Company's Common Stock and 2% may be invested at the direction of the participant in any investment vehicle (including the Company's Common Stock) available under the Profit Sharing Plan. Corning common stock is no longer available as an investment fund except with respect to amounts already so invested under the Profit Sharing Plan. The Profit Sharing Plan permits the Company to make discretionary contributions, other than matching contributions, to the Profit Sharing Plan for the benefit of such employees, which contributions may be invested in the Company's Common Stock.

     Employee Stock Ownership Plan. Effective January 1, 1997, the Company adopted an employee stock ownership plan, as defined in Section 4975(e)(7) of the Code and related regulations, intended to qualify as a retirement plan under Section 401(a) of the Code, and known as the Company Employee Stock Ownership Plan (the "ESOP"). An aggregate of 832,575 shares of the Company's Common Stock have been credited under the ESOP for the account of all active regular employees of the Company and its domestic wholly owned subsidiaries as of December 31, 1996, with 50 shares credited for all full time employees (employees who are regularly scheduled to work 30 hours or more a week) and 25 shares credited for all part time employees.

     Shares held in the ESOP for the benefit of participating employees will be 100% vested at age 65, the normal retirement age specified in the Company ESOP, or following completion of two years of credited service (excluding service prior to January 1, 1997).

     Employee Stock Purchase Plan. Effective January 1, 1997, the Company adopted the Employee Stock Purchase Plan (the "Stock Purchase Plan"), pursuant to which the Company makes available for sale to employees shares of the Company's Common Stock at a price equal to 85% of the market value on the first or last day of each calendar quarter, whichever is lower. The Stock Purchase Plan, which is administered by the Compensation Committee, is designed to give eligible employees (generally, employees of the Company and its subsidiaries) the opportunity to purchase shares of the Company's Common Stock through payroll deductions up to 10% of compensation in a series of quarterly offerings commencing January 1, 1997, and ending no later than December 31, 2001.

     Any eligible employee may elect to participate in the Stock Purchase Plan on a quarterly basis and may terminate his payroll deduction at any time or increase or reduce prospectively the amount of his deduction at the beginning of any calendar quarter. At the end of each calendar quarter, a participating employee will purchase shares of the Company's Common Stock with the funds deducted. The number of shares purchased will be a number determined by dividing the amount withheld by the lower of 85% of the closing price of a share of the Company's Common Stock as reported in The Wall Street Journal on the first or last business day of the particular calendar quarter. An employee will have no interest in any shares of the Company's Common Stock until such shares are actually purchased by him or her.

     The Stock Purchase Plan has a term of five years and no shares of the Company's Common Stock may be offered for sale or sold under the Stock Purchase Plan after December 31, 2001. The maximum number of shares of the Company's Common Stock which may be purchased by eligible employees under the Stock Purchase Plan is 2,000,000 shares, subject to adjustment in the case of changes in the capital stock of the Company resulting from any recapitalization, stock dividend, stock split or any other increase or decrease effected without receipt of consideration by the Company. The Board of Directors is authorized to terminate or amend the Stock Purchase Plan, except that it may not increase the number of shares of the Company's Common Stock available thereunder, decrease the price at which such shares may be offered for sale or change the designation of subsidiaries eligible to participate in the plan without the approval of the holders of a majority of the shares of the capital stock of the Company cast at a meeting at which such matter is considered.

     Employment Agreement. In December 1996, the Company entered into an employment agreement with Mr. Freeman. The agreement, which has a term ending on December 31, 1999, provides for an annual salary of no less than $500,000, with increases subject to the discretion of the Board of Directors or the Compensation Committee; annual target participation in the Management Incentive Plan in amounts no less than 65% of annual salary in effect at the time performance goals are established; and severance payments following a termination by Mr. Freeman for "Good Reason" or by the Company without cause, in accordance with the severance policy described below, except that Mr. Freeman would receive three times his base annual salary and three times his annual award of variable compensation. "Good Reason" is defined as assignment of Mr. Freeman without his consent to mutually inconsistent duties or responsibilities, a failure to re-elect Mr. Freeman to the position of Chairman and Chief Executive Officer, a greater than 75 mile office relocation without his consent and a Change of Control (as detailed in the following paragraph). In the event the agreement is not renewed upon its expiration, Mr. Freeman is entitled to a payment equal to two times the highest annual cash compensation paid to Mr. Freeman during the term of the agreement and health benefits for eighteen months following expiration of the agreement. Mr. Freeman is entitled under the agreement to a retirement pension benefit equivalent to benefits under the Corning Salaried Pension Plan and the Executive Supplemental Plan based on not less than 34 years of credited service in the event of termination for reasons other than cause. Mr. Freeman's pension benefits are secured by a letter of credit issued under the Company's credit facility. In addition, Mr. Freeman is entitled to certain grants of stock options and restricted shares under the Program, which grants were made during the first quarter of 1997.


     Severance Arrangements. The Company has a severance policy pursuant to which it will provide to each executive officer other than Mr. Freeman upon the termination of employment by the Company other than for cause, upon a determination that the business needs of the Company require the replacement of such executive officer and other than in connection with a Change of Control, compensation equal to two times the executive officer's base annual salary at the annual rate in effect on the date of termination and two times the annual award of variable compensation at the most recent target level. Such executive officer would also be entitled to participate in the Company's health and benefits plans (to the extent permitted by the administrative provisions of such plans and applicable federal and state law) for a period of up to two years or until such officer is covered by a successor employer's benefit plans, whichever occurs first. Pursuant to such policy, upon a Change of Control the Company would provide to each such executive officer upon the termination of employment by the Company, other than for cause during the twelve months following a change in control, compensation equal to three times annual base salary and three times the award of annual variable compensation at the most recent target level and such officer would be entitled to participate in the Company's health and benefit plans for a period of up to three years or until such officer is covered by a successor employer's benefits plans, whichever occurs first (to the extent permitted by the administrative provisions of such plans and applicable federal and state law). A "Change of Control" is defined in the policy to include the following: the acquisition by a person of 20% or more of the voting stock of the Company; the membership of the Board of Directors changes as a result of a contested election such that a majority of the Board members at any particular time were initially placed on the Board as a result of such contested election; approval by the Company's stockholders of a merger or consolidation in which the Company ceases to be an independent public company; or a sale or disposition of all or substantially all of the Company's assets or a plan of partial or complete liquidation.


                                  REPORT OF THE
                             COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     The compensation of the Company's executive officers is determined by the Compensation and Nominating Committee of the Board of Directors. The Committee has three members, each of whom is independent of management. None of the Committee members has any insider or interlocking relationship with the Company, and each of them is a non-employee director, as these terms are defined in applicable rules and regulations of the Securities and Exchange Commission.


Compensation Philosophy
     The Compensation and Nominating Committee is responsible for ensuring that executive compensation is aligned with the Company's values and strategic objectives and is based on Corporate, applicable business unit, and individual performance measures. The Committee intends to design and administer its compensation plans to:


(bullet) Recruit and retain highly qualified executive officers by offering overall compensation and benefits that are competitive with comparable companies.


(bullet) Reward executive officers based upon their position, performance and potential.


(bullet Motivate and align the interests of executive officers with those of the Company's shareholders by tying a significant portion of executive total compensation to the Company's performance through participation in the Company's Management Incentive Plan and equity-based incentive compensation program.


(bullet) Maximize, as appropriate, the deductibility of executive compensation for tax purposes.

The key elements of executive compensation are base salary, annual incentive awards, and equity participation. Each year the Committee evaluates Company performance and executive target and actual compensation levels compared to an executive compensation peer group and a broader group of U.S. corporations comparable in scope of operations.

Base Salary
     The Company sets salaries for most executive officers to approximate median levels in its executive compensation peer group and broader surveys of U.S. corporate executive salary levels. Base salaries adjustments are determined following an assessment of each executive officer's position, performance, potential, and current salary level in relation to market data for similar positions with comparable scope of responsibilities. For critical positions and high-performance and high-potential executives, salary levels may be set above median competitive levels.

Annual Incentives
     The Company's Management Incentive Plan ("MIP") is designed to reward executives for the achievement of objectives linked to the Company's critical success factors. Individual incentive targets are established for plan participants based on competitive levels in the Compensation Peer Group of companies. Incentive target levels are set so as to result in annual cash compensation in the range of 50th to 75th percentile of competitive practice, depending on an executive's position, future potential, individual performance, and Company performance.

     For the CEO and the other named executive officers, the 1997 MIP award was based entirely on Company financial performance results. For the Company's other executive officers, the 1997 MIP award was based on a combination of Company financial performance and individual performance results. For 1998, MIP awards for all executive officers will be based entirely on the Company's financial performance results relative to targets set at the beginning of the year.

Long-Term Incentives
     Long-term incentive compensation is based on annual grants of stock options and shares of incentive stock under the terms of the Employees Equity Participation Program (the "Program"). The Committee believes that such grants directly align stockholder and executive officer interests. Stock option and incentive stock target grant levels and terms are established to deliver executive total compensation ranging from 50th to 90th percentile competitive levels, depending an executive's position, future potential, individual performance and Company performance.

     The first grant of incentive stock was made in February 1997, with the actual number of shares that could be earned ranging from 0% to 150% of the target award. Based on 1997 financial performance results, the Committee awarded 20% of the 1997 target grant. One-third of the shares earned vested in February 1998; two-thirds of the earned shares are subject to forfeiture and transfer restrictions that extend into first quarter 2000. The second grant of incentive stock was made in January 1998. Shares earned under this grant can range from 0% to 150% of the target award, based on the achievement of minimum, target, and maximum financial performance targets for 1998 approved by the Committee at the beginning of the year. Shares earned under this grant will be subject to forfeiture and transfer restrictions that extend into first quarter 2002.

Compensation of the Chairman of the Board & Chief Executive Officer
     The compensation of Mr. Freeman consists of the same elements as that of other senior executives, namely base salary, annual incentive, and grants of stock options and shares of incentive stock. The Committee determined the level for each of these elements using methods consistent with those used for other executive officers. No salary adjustment was awarded when the Committee reviewed the CEO's compensation levels at year-end 1997. For fiscal year 1997, the Committee authorized an annual incentive award of $115,000, consistent with the terms set at the beginning of the year. The Committee also authorized an award of 137,000 stock options and a target award of 68,500 shares of incentive stock in February 1997 in accordance with the Program. Based on the Company's 1997 financial results, the Committee determined that 13,700 shares of incentive stock were earned, subject to vesting restrictions that extend into 2000.

1997 Compensation Actions: Other Executive Officers
     The other executive officers, including the named executives disclosed in the Summary Compensation Table, received salary increases that ranged from 0% to 10% of salary, averaging 2.8% (excluding salary adjustments tied to promotions). The Committee authorized annual incentive awards under the terms of the MIP that ranged from 20% to 78% of target. Each executive officer also received a grant of stock options and a target award of shares of incentive stock under the terms of the Program. Based on the Company's 1997 financial results, the Committee determined that 20% of the target grant of incentive stock was earned, subject to vesting restrictions that extend into first quarter 2000.

Internal Revenue Code Section 162(M)
     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its other proxy-disclosed executive officers, unless certain specific and detailed criteria are satisfied.

     The Committee considers the anticipated tax treatment to the Company and to the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Committee also can affect deductibility of compensation. The Company's general policy is to preserve the tax deductibility of compensation paid to its executive officers, including annual incentive awards paid under the MIP and grants of stock options and shares of incentive stock under the terms of the Program.

     The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its shareholders.

THE COMPENSATION AND NOMINATING COMMITTEE:

Kenneth D. Brody, Chairman
Mary A. Cirillo
Dan C. Stanzione


                             PERFORMANCE COMPARISON

     Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock since December 17, 1996 (when the Common Stock became listed on the New York Stock Exchange on a when issued basis), based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total shareholder return of companies on the Standard & Poor's 500 Stock Index and a group consisting of 24 publicly traded companies that are engaged primarily in the healthcare services and medical products and pharmaceuticals manufacturing industries: Alpharma Inc., Bard (C.R.) Inc., Beckman Instruments Inc., Becton Dickinson & Co., Chiron Corp., Covance Inc., Express Scripts Inc., Fisher Scientific International Inc., Genentech Inc., Genzyme Corp., Health Care & Retirement Corp., IVAX Corp., Laboratory Corporation of America Holdings Inc., Mallinckrodt Inc., Medpartners Inc., Novacare Inc., Omnicare Inc., Oxford Health Plans Inc., Pacificare Health Systems Inc., Quintiles Transnational Corp., Quorum Health Group Inc., St. Jude Medical Inc., Tenet Healthcare Corp., VWR Scientific Products Corp.


                     Comparison of Cumulative Total Return
                 Among Quest Diagnostics Incorporated, S&P 500
                                 and Peer Group

[GRAPHIC OMITTED]




                                  12/17/96   12/31/96    12/31/97   Total Return
                                  --------   --------    --------   ------------
Quest Diagnostics Incorporated      $100     $108.04     $120.54       20.5%
S&P 500                             $100     $102.20     $136.29       36.3%
24-Company Peer Group               $100     $101.80     $105.11        5.1%

         SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of the Company's Common Stock beneficially owned as of February 16, 1998 by (i) each person who is known to the Company to own beneficially more than 5% of the Common Stock,
(ii) each director of the Company and each nominee, (iii) each named executive officer and (iv) all directors, nominees and executive officers of the Company as a group, excluding shares held under Corning investment plans. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares beneficially owned by them. Corning Incorporated owns all 1,000 outstanding shares of the Company's voting cumulative preferred stock.


                                                     Number of Shares           Percentage
Name                                                Beneficially Owned         of Class (7)
--------------------------------------------   ----------------------------   -------------
      Wellington Management Company, LLP                2,775,000(1)                9.2%
      FMR Corp.                                         2,574,675(2)                8.6%
      Goldman, Sachs & Co.                              2,375,212(3)                7.9%
      Mellon Bank Corporation                           1,898,614(4)                6.3%
      Kenneth D. Brody                                      5,750(5)                  *
      Van C. Campbell                                      17,718(5)(6)               *
      Robert A. Carothers                                  26,246(7)                  *
      James D. Chambers                                    29,707(7)                  *
      Mary A. Cirillo                                       6,500(5)                  *
      Gregory C. Critchfield                               35,050(7)                  *
      David A. Duke                                        11,398(5)                  *
      Kenneth W. Freeman                                  180,567(7)                  *
      Dan C. Stanzione                                      6,500(5)                  *
      Douglas M. VanOort                                   50,411(7)                  *
      Gail R. Wilensky                                      7,250(5)                  *
      All Directors, Nominees and Executive
      Officers as a Group (17 persons)                    464,572(5)(7)(8)          1.5%

  -------------
  Less than 1%.

(1) The business address of Wellington Management Company, LLP ("WMC") is 75 State Street, Boston, Massachusetts 02109. WMC has shared dispositive power (but not shared voting power) over all these shares. This information is based solely on the information contained on a Schedule 13-G filed by WMC with the Securities and Exchange Commission on January 24, 1998.

(2) The business address of FMR Corp., which is the parent of Fidelity Management & Research Corporation, is 82 Devonshire Street, Boston, Massachusetts 92109. FMR Corp. has sole dispositive power (but does not have voting power) over all these shares. This information is based solely on the information contained in a Schedule 13-G filed by FMR Corp. with the Securities and Exchange Commission on February 12, 1998.

(3) The business address of Goldman, Sachs & Co. is 85 Broad Street, New York, New York 10004. Goldman, Sachs & Co. has shared voting and shared dispositive power over all these shares, together with The Goldman, Sachs Group, L.P. This information is based solely on the information contained in a Schedule 13-G filed by Goldman, Sachs & Co. with the Securities and Exchange Commission on February 13, 1998.

(4) The business address of Mellon Bank Corporation is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258. Mellon Bank Corporation beneficially owns all these shares, together with Boston Group Holdings, Inc. and The Boston Company, Inc. This information is based solely on the information contained in a Schedule 13-G filed by Mellon Bank Corporation with the Securities and Exchange Commission on January 23, 1998.

(5) Includes shares of Common Stock, subject to forfeiture and restrictions on transfer, issued pursuant to the Company's Restricted Stock Plan for Non-Employee Directors. Messrs. Brody, Campbell, Duke and Dr. Stanzione have been granted 5,750, 6,500, 5,750 and 6,500 shares, respectively. Ms. Cirillo and Dr. Wilensky have been granted 6,500 and 7,250 shares, respectively. All but 1,306 of such shares will be forfeited by each director on May 12, 1998, subject to shareholder approval of the Stock Option Plan for Non-Employee Directors.

(6) In addition, Mr. Campbell has credited to his account the equivalent of 1,513 shares of Common Stock under the Company's Deferred Compensation Plan for Directors. Deferred fees will be paid solely in cash at or following termination of service as a director, with the amount of the payment based on the then value of the Company's Common Stock.

(7) Includes shares of Common Stock, subject to forfeiture and restrictions on transfer, granted pursuant to the Company's Incentive Stock Plan. Messrs. Carothers, Chambers, Critchfield, Freeman, and VanOort have been granted 15,250, 15,250, 21,000, 122,382, and 28,500 shares, respectively. Includes shares of Common Stock which are subject to options issued under the Company's Employee Equity Participation Program that are presently exercisable or exercisable within 60 days. Messrs. Carothers, Chambers, Critchfield, Freeman, and VanOort have the right to purchase 10,166, 10,166, 14,000, 45,666, and 19,000 shares, respectively, pursuant to such presently exercisable options.

(8) Includes 5,650 shares owned by the spouses and minor children of certain executive officers and directors as to which such officers and directors disclaim beneficial ownership.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Corning Incorporated ("Corning") owns all of the 1,000 outstanding shares of the Company's Voting Preferred Stock, which shares were issued to Corning Life Sciences Inc. and subsequently transferred to Corning during the fourth quarter of 1996. Prior to December 31, 1996, the Company was a wholly owned subsidiary of Corning. During 1997, the Company paid to Corning, its subsidiaries or divisions, approximately $700,000 for laboratory supplies and corporate fees relating to service agreements entered into in connection with the Spin-Off Distribution. In connection with the Transaction Agreement described below, the Company received approximately $261,000 from Corning in satisfaction of an indemnified claim and in connection with the Tax Sharing Agreement described below, the Company paid approximately $180,000 to Corning. In addition, during 1997 the Company had other transactions with Corning that are not material.

Transaction Agreement
     The Company is subject to several governmental investigations. Any amounts paid by the Company to settle certain of these investigations, or as a result of judgment relating to these investigations, will be indemnified by Corning under the Transaction Agreement entered into in connection with the Spin-Off Distribution (the "Transaction Agreement"). Under the Transaction Agreement Corning has agreed to indemnify the Company against all monetary penalties, fines or settlements arising out of any governmental criminal, civil or administrative investigations or claims that have been settled prior to or are pending as of December 31, 1996 (the "Distribution Date"), pursuant to service of subpoena or other notice of such investigation to the Company, as well as any "qui tam" proceeding for which a complaint was filed prior to the Distribution Date whether or not the Company has been served with such complaint or otherwise been notified of the pendency of such action, to the extent that such investigations or claims arise out of or are related to alleged violations of federal fraud and heath care statutes identified in the Transaction Agreement by reason of the Company or any company acquired by the Company billing any federal program or agency for services rendered to beneficiaries of such program or agency. Corning also agreed to indemnify the Company for 50% of the aggregate of all judgment or settlement payments made by the Company that are in excess of $42.0 million in respect of claims by private parties (i.e., non-governmental parties such as private insurers) that relate to indemnified or previously settled governmental claims and that allege overbillings by the Company or any existing subsidiaries of the Company for services provided prior to the Distribution Date; provided, however, such indemnification for private claims will terminate five years after the Distribution Date (whether or not settled) and will not exceed $25.0 million in the aggregate (reduced by certain tax benefits).

     Corning will not indemnify the Company against any governmental claims that arise after the Distribution Date, even though relating to events prior to the Distribution Date, or to any private claims that do not relate to the indemnified or previously settled governmental claims or investigations or investigations that relate to post-Distribution Date billings. Corning will not indemnify the Company against consequential or incidental damages relating to the billing claims, including losses of revenues and profits as a consequence of any exclusion from participation in federal or state health care programs or the fees and expenses of the litigation, including attorneys' fees and expenses. All amounts indemnified against by Corning for the benefit of the Company will be calculated on a net after-tax basis by taking into account any deductions and other tax benefits realized by the Company (or a consolidated group of which the Company is a member (the "Company Group")) in respect of the underlying settlement, judgment payment, or other loss (or portion thereof) indemnified against by Corning generally at the time and to the extent such deductions or tax benefits are deemed to reduce the tax liability of the Company or the Company Group under the Transaction Agreement.

Tax Sharing Agreement
     The Company, Corning and Covance Inc. entered into a tax sharing agreement (the "Tax Sharing Agreement") which allocates responsibility for federal income and various other taxes ("Taxes") among the three companies. The Tax Sharing Agreement provides that, except for Taxes arising as a result of the failure of the Spin-Off Distribution to qualify for the treatment stated in the IRS Ruling (which Taxes are allocated either pursuant to the Spin-Off Tax Indemnification Agreement or as described below), Corning is liable for and will pay the federal income taxes of the consolidated group that includes the Company and Covance and their subsidiaries, provided, however, that the Company and Covance are required to reimburse Corning for taxes for periods beginning after December 31, 1995 in which they are members of the Corning consolidated group and for which tax returns have not been filed as of the Distribution Date. This reimbursement obligation is based on the hypothetical separate federal tax liability of the Company and Covance, including their respective subsidiaries, calculated on a separate consolidated basis, subject to certain adjustments. Under the Tax Sharing Agreement, in the case of adjustments by a taxing authority of a consolidated federal income tax or certain other tax returns prepared by Corning which includes the Company or Covance, then, subject to certain exceptions, Corning is liable for and will pay any tax assessments, and is entitled to any tax refunds, resulting from such audit.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during 1997, Forms 5 and amendments thereto furnished to the Company with respect to 1997 and written representations furnished to the Company, the Company believes that all reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis.


                            PROPOSALS OF STOCKHOLDERS

     The proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company at its office at One Malcolm Avenue, Teterboro, New Jersey 07608, Attention:
Secretary, on or before November 20, 1998, if they are to be considered for possible inclusion in the Proxy Statement and form of proxy, in accordance with the rules and regulations of the Securities and Exchange Commission.

                                      By Order of the Board of Directors



                                      Leo C. Farrenkopf, Jr.
                                      Secretary


                             ADDITIONAL INFORMATION

     UPON REQUEST THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, TO EACH RECORD OR BENEFICIAL OWNER OF ITS COMMON STOCK. SUCH REQUESTS SHOULD BE DIRECTED TO:
QUEST DIAGNOSTICS INCORPORATED, ONE MALCOLM AVENUE, TETERBORO, NEW JERSEY 07608, ATTENTION: INVESTOR RELATIONS.

                                    EXHIBIT A


                         QUEST DIAGNOSTICS INCORPORATED
                  STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

Section 1. Purpose. The purpose of the Quest Diagnostics Incorporated Stock Option Plan for Non-Employee Directors is to secure for the Company and its stockholders the benefits of the incentive inherent in increased common stock ownership by the members of the Board of Directors who are not employees of the Company or any of its subsidiaries.

Section 2. Definitions. When used herein, the following terms shall have the following meanings:

     "Administrator" means the Board, or a committee of the Board, duly appointed to administer the Plan.

     "Board" means the Board of Directors of the Corporation.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" means ($.01 par value) common stock of the Corporation.

     "Corporation" means Quest Diagnostics Incorporated, a Delaware corporation.

     "Effective Date" shall mean January 13, 1998.

     "Exercise Price" means the price per share specified in the Option agreement at which the Participant may purchase Common Stock through the exercise of his/her Option, as the same may be adjusted in accordance with
Section 7(h).

     "Fair Market Value" means, as of any date, the mean of the high and low sales price of a share of Common Stock on The New York Stock Exchange Composite list on such date (or if no sale took place on such exchange on such date, the mean between the high and the low on such exchange on the most recent preceding date on which a sale took place).

     "Option" means a right granted under the Plan to a Participant to purchase shares of Common Stock as a Nonqualified Stock Option which is not intended to qualify as an Incentive Stock Option under Section 422 of the Code.

     "Option Period" means the period within which the Option may be exercised pursuant to the Plan.

     "Participant" means a member of the Board of Directors of Quest Diagnostics Incorporated who is not an employee of Quest Diagnostics Incorporated or any subsidiary thereof.

     "Plan" means the Quest Diagnostics Incorporated Stock Option Plan for Non-Employee Directors.

Section 3. Administration. The Plan shall be administered by the Administrator who shall establish from time to time regulations for the administration of the Plan, interpret the Plan, delegate in writing administrative matters to committees of the Board or to other persons, and make such other determinations and take such other action as it deems necessary or advisable for the administration of the Plan.

  All decisions, actions and interpretations of the Administrator shall be final, conclusive and binding upon all parties.

Section 4. Participation. All Non-Employee Directors who become members of the Board shall automatically be participants in the Plan.

Section 5. Shares Subject to the Plan. (a) Participants shall receive under the Plan grants of Options to purchase not more than an aggregate of 500,000 shares of Common Stock and 500,000 shares shall be reserved for Options granted under the Plan (subject to adjustment as provided in Section 7(h)). The shares issued upon the exercise of Options granted under the Plan may be authorized and unissued shares or shares held in the treasury of the Corporation including shares purchased on the open market by the Corporation (at such time or times and in such manner as it may determine). The Corporation shall be under no obligation to acquire Common Stock for distribution to Participants before payment in shares of Common Stock is due. If any Option granted under the Plan shall be canceled or expire, new options may thereafter be granted covering such shares.

Section 6. Grants of Options.

     (a) On the Effective Date and on the date of the Annual Meeting of Shareholders of each year commencing on January 1, 1999, each Participant shall be granted an Option to acquire 9,000 shares of Common Stock.

     (b) Each Participant may elect to receive an Option in lieu of the cash compensation payable to such director in any year. The number of shares of Common Stock underlying the Option available to such director shall be computed using the same Black-Scholes methodology as is used for the Quest Diagnostics Employees Equity Participation Program (or any successor plan) so as to achieve a value equal to the cash compensation that would otherwise have been paid. Any such election shall be irrevocable and shall be made by December 31, effective for the fees payable during the following year and with an Option being granted on each day on which the fees would otherwise have been payable (generally expected to be the first day of each calendar quarter). However, for 1998 such election may be made by March 31, 1998 for fees payable on or after April 1, 1998.

Section 7. Terms and Conditions of Options. Each Option granted under the Plan shall be evidenced by a written agreement, in form approved by the Administrator and executed by the Chairman of the Board, President or Senior Vice President of the Corporation, which shall be subject to the following express terms and conditions and to such other terms and conditions as the Administrator may deem appropriate.

     (a) Option Period. Each Option agreement shall specify that the Option granted thereunder is granted for a period of ten (10) years from the date of grant and shall provide that the Option shall expire on such ten year anniversary.

     (b) Exercise Price. The Exercise Price per share shall be the Fair Market Value at the time the Option is granted.

     (c) Exercise of Option. Subject to Section 7(e), Options granted under
Section 6(a) hereof shall become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. Options granted under
Section 6(b) vest and become exercisable immediately on the date of grant.

     (d) Payment of Exercise Price Upon Exercise. The Exercise Price of the shares as to which an Option shall be exercised shall be paid to the Corporation at the time of exercise in cash. The Administrator may authorize in its sole discretion, the payment of the Option Price by (i) delivering Common Stock of the Corporation already owned by the Participant and having a total Fair Market Value on the date of such delivery equal to the Option Price, (ii) delivering a combination of cash and Common Stock of the Corporation having a total Fair Market Value on the date of such delivery equal to the Exercise Price, or (iii) by delivery of a notice of cancellation of vested Options held by the participant having a spread equal to the Exercise Price of the number of shares being exercised, including any taxes required to be withheld by the corporation in connection with such exercise. For purposes of the preceding sentence "spread" shall mean the difference between the Fair Market Value of the Common Stock on the date of exercise and the Exercise Price multiplied by the number of shares covered by the vested Options being canceled.

     (e) Termination of Service on the Board. In the event service on the Board of a Participant terminates for any reason, all Options previously granted to such Participant under the Plan may be exercised by the Participant (or, if the Participant is deceased, by his/her representative) at any time, from time to time, through the tenth anniversary of the date of grant on the terms set forth herein. Notwithstanding the foregoing, any options granted on the Effective Date shall be forfeited in the event that the Participant ceases to be a member of the Board of Directors on the date of the 1998 Annual Meeting.

     (f) Transferability of Options. No Option granted under the Plan and no right arising under such Option shall be transferable other than by will or by the laws of descent and distribution. During the lifetime of the optionee, an Option shall be exercisable only by him/her.

     (g) Investment Representation. Each Option agreement may contain an undertaking that, upon demand by the administrator for such a representation, the optionee (or any person acting under Section 7(e)) shall deliver to the Administrator at the time of any exercise of an Option a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any shares issued upon exercise of an Option shall be a condition precedent to the right of the optionee or such other person to purchase any shares.

     (h) Adjustments in Event of Change in Common Stock. In the event of any change in the Common Stock by reason of any stock dividend recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting the Common Stock, the number and kind of shares which thereafter be optioned and sold under the Plan and the number and kind of shares subject to Option in outstanding Option agreements and the Exercise Price per share thereof shall be appropriately adjusted consistent with such change in such manner as the administrator may deem equitable to prevent substantial dilution or enlargement of the right granted to, or available for, Participants in the Plan.

     (i) Participants to Have No Rights as Stockholders. No Participant shall have any rights as a stockholder with respect to any shares subject to his or her Option prior to the date on which he or she is recorded as the holder of such shares on the records of the Corporation.

     (j) Other Option Provisions. The form of Option agreement authorized by the Plan may contain such other provisions as the Board may, from time to time, determine.

Section 8. Listing and Qualification of Shares. The Plan, the grant and exercise of Options thereunder, and the obligation of the Corporation to sell and deliver shares under such Options, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation, in its discretion, may postpone the issuance or delivery of shares upon any exercise of an Option until completion of any stock exchange listing, or other qualification of such shares under any state or federal law, rule or regulation as the Corporation may consider appropriate, and may require any Participant, beneficiary or legal representative to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations.

Section 9. Taxes. The Corporation may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to Options under the Plan including, but not limited to (a) reducing the number of shares of Common Stock otherwise deliverable, based upon their Fair Market Value on the date of exercise, to permit deduction of the amount of any such withholding taxes from the amount otherwise payable under the Plan, (b) deducting the amount of any such withholding taxes from any other amount then or thereafter payable to a Participant, or (c) requiring a participant, beneficiary or legal representative to pay in cash to the Corporation the amount required to be withheld or to execute such documents as the Corporation deems necessary or desirable to enable it to satisfy its withholding obligations as a condition of releasing the Common Stock.

Section 10. No Liability of Board Members. No member of the Board shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his/her capacity as a member of the Board or the Administrator nor for any mistake of judgment made in good faith, and the Corporation shall indemnify and hold harmless to the fullest extent permitted by the Corporation's Restated Certificate of Incorporation and By-Laws and Delaware General Corporation Law, each employee, officer or director of the Corporation to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan.

Section 11. Amendment or Termination. The Board may, with prospective or retroactive effect, amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that no amendment, suspension or termination of the Plan shall deprive any Participant of any right with respect to any Option granted under the Plan without his written consent; and provided, further, that unless duly approved by the holders of stock entitled to vote thereon at a meeting (which may be the annual meeting) duly called and held for such purpose, except as provided in paragraph 7(h), no amendment or change shall be made in the Plan (i) increasing the total number of shares which may be issued or transferred under the Plan; (ii) changing the exercise price specified for the shares subject to Options; (iii) changing the maximum period during which Options may be exercised; (iv) extending the period during which Options may be granted under the Plan; or (v) expanding the class of individuals eligible to receive Options under the Plan.

Section 12. Captions. The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

Section 13. Governing Law. The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

Section 14. Effective Date and Duration of Plan. The Plan shall, subject to approval of the stockholders of the Company at the 1998 Annual Meeting, become effective as of the Effective Date. This Plan shall terminate at the close of business on the last day of January 2008, and no Option may be granted under the Plan after such date, but such termination shall not affect any Option previously granted.

                         QUEST DIAGNOSTICS INCORPORATED

            Proxy for Annual Meeting of Stockholders -- May 12, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        OF QUEST DIAGNOSTICS INCORPORATED


      The undersigned hereby appoints Kenneth W. Freeman, Raymond C. Marier and Leo C. Farrenkopf, Jr., and each of them, proxies for the undersigned, with full power of substitution and revocation, to vote all shares of the Quest Diagnostics Incorporated Common Stock, par value $.01 per share, which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present at the Annual Meeting of Stockholders of Quest Diagnostics Incorporated, to be held on Tuesday, May 12, 1998 at 10:00 a.m., local time, in New York, New York, and at any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement and the Annual Report to Stockholders and hereby instructs said proxies to vote said shares as indicated herein. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

      A majority of the proxies present and acting at the Annual Meeting in person or by substitute (or, only one shall be so present, then that one) shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given.

          PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE
              AND RETURN IT IN THE ENCLOSED, POSTAGE-PAID ENVELOPE,
                       TO QUEST DIAGNOSTICS INCORPORATED
                      c/o Harris Trust Company of New York
                                  P.O. Box 830
                          Chicago, Illinois 60690-9972

 PLEASE INDICATE YOUR VOTE BY AN "X" IN THE APPROPRIATE BOX ON THE REVERSE SIDE

      This proxy, if properly executed, will be voted in the manner directed by the undersigned stockholders. If no direction is made, this proxy will be voted FOR the election of the Board's nominees, FOR approval of the Stock Option Plan for Non-Employee Directors, and FOR ratification of the selection of the independent public accountants.

1.    ELECTION OF DIRECTORS FOR A TERM EXPIRING IN 2001:
      Nominees: Kenneth D. Brody
                Mary A. Cirillo

      FOR ALL [_]         WITHHOLD ALL [_]         FOR ALL EXCEPT [_]

      ------------------------------
      (Except nominee written above)

2. PROPOSAL TO APPROVE THE QUEST DIAGNOSTICS INCORPORATED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

      |_| FOR             |_| AGAINST              |_| ABSTAIN

3. PROPOSAL TO RATIFY THE SELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE FINANCIAL STATEMENTS OF QUEST DIAGNOSTICS INCORPORATED FOR THE YEAR ENDING DECEMBER 31, 1998

      |_| FOR             |_| AGAINST              |_| ABSTAIN

      For information only
      Check here if you plan to attend the meeting [_]

      This proxy, if properly executed, will be voted in the manner directed by the undersigned stockholders. If no direction is made, this proxy will be voted FOR the election of the Board's nominees, FOR approval of the Stock Option Plan for Non-Employee Directors, and FOR ratification of the selection of the independent public accountants.



                               Date:                                     , 1998
                                      -----------------------------------

                               ------------------------------------------
                                              (Signature)

                               ------------------------------------------
                                       (Signature if held jointly)

                               ------------------------------------------
                                  (Title or authority (if applicable)


Please sign above exactly as your name appears on this Proxy Card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer stating his title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized persons.